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                                                                    EXHIBIT 11.1

                         SEACHANGE INTERNATIONAL, INC.

                 COMPUTATION OF NET INCOME (LOSS) PER SHARE(1)

                           JULY 9, 1993
                           (INCEPTION)
                             THROUGH      YEAR ENDED     YEAR ENDED     SIX MONTHS
                           DECEMBER 31,  DECEMBER 31,   DECEMBER 31,   ENDED JUNE 30,
                               1993          1994           1995           1996
                           ------------  ------------   ------------   --------------
Weighted average common
 and common equivalent
 shares:
 Weighted average common
  shares outstanding
  during the period.....     1,615,095     6,986,230     9,125,588       8,584,714
 Weighted average common
  equivalent shares.....            --     1,328,400     1,328,400       1,917,107
 Dilutive effect of
  common equivalent
  shares issued
  subsequent to September
  1995(2)................    1,084,853     1,084,853     1,121,330       1,083,024
                           -----------    ----------   -----------     -----------
                             2,699,948     9,399,483    11,575,318      11,584,845
                           ===========    ==========   ===========     ===========
Net income (loss)........  $   (17,900)   $  154,800   $ 1,210,800     $ 2,122,100
Primary net income (loss)
 per share...............  $      (.01)   $      .02   $       .10     $       .18
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(1) Fully diluted net income (loss) per share has not been separately presented, as the amounts would not be materially different from primary net income
    (loss) per share.
(2) Common share equivalents are comprised of common stock options and convertible preferred stock and have been included in the calculation to the extent their effect is dilutive, except that pursuant to Securities and
    Exchange Commission Staff Accounting Bulletin No. 83, common share equivalents issued at prices below the anticipated initial public offering price in the twelve months preceding the anticipated initial public offering have been included in the calculation for all periods presented.